Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 July 17, 2013

Barclays Bank PLC Trigger Autocallable Yield Optimization Notes

$• Notes linked to the common stock of Western Refining, Inc. due July 23, 2014

Investment Description
Trigger Autocallable Yield Optimization Notes (the "Notes") are unsecured and unsubordinated notes issued by Barclays Bank PLC (the "Issuer") linked to the performance of the common stock of a specific company (the "underlying stock"). The issue price of each Note will be equal to the closing price of the underlying stock on the trade date (the "initial price"). On a monthly basis, Barclays Bank PLC will pay you a coupon regardless of the performance of the underlying stock unless the Notes have been previously called. Barclays Bank PLC will automatically call the Notes prior to maturity if the closing price of the underlying stock on any quarterly observation date is equal to or greater than the initial price. If the Notes are called, Barclays Bank PLC will repay the principal amount of your Notes plus pay the monthly coupon due on the coupon payment date that is also the call settlement date, and no further amounts will be owed to you under the Notes. If by maturity the Notes have not been automatically called, Barclays Bank PLC will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified trigger price, Barclays Bank PLC will deliver to you one share of the underlying stock for each of your Notes plus accrued and unpaid interest (subject to adjustments in the case of certain corporate events described in the prospectus supplement under "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset"). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Barclays Bank PLC for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates[1]

❑Income: Regardless of the performance of the underlying stock, Barclays Bank PLC will pay you a monthly coupon unless the Notes have been previously automatically called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of Barclays Bank PLC for all payments under the Notes.

❑Automatic Call: The Notes will be called automatically if the closing price of the underlying stock on any quarterly observation date is equal to or greater than its initial price. If the Notes are automatically called, Barclays Bank PLC will repay your principal amount plus pay the monthly coupon due on the coupon payment date that is also the call settlement date, and no further amounts will be owed to you.

❑Contingent Repayment of Principal at Maturity: If by maturity the Notes have not been automatically called and the price of the underlying stock does not close below the trigger price on the final valuation date, Barclays Bank PLC will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the underlying stock. If by maturity the Notes have not been automatically called and the price of the underlying stock closes below the trigger price on the final valuation date, Barclays Bank PLC will deliver to you one share of the underlying stock per Note at maturity, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date	July 17, 2013
	Settlement Date	July 22, 2013
	Observation Dates[2]	Quarterly (see page FWP-5)
	Final Valuation Date[2]	July 17, 2014
	Maturity Date[2]	July 23, 2014
	[1]	Expected. In the event we make any change to the expected trade date or settlement date, the observation dates, final valuation date and/or the maturity date may be changed so that the stated term of the Notes remains the same.
[2]

Subject to postponement in the event of a market disruption event as described under "Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

Notice to Investors: The Notes are significantly riskier than conventional debt instruments. The Issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity. The Notes can have downside market risk similar to the underlying stock, and you may lose some or all of your initial investment in the Notes. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of Barclays Bank PLC. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

Note Offerings
These preliminary terms relate to the Trigger Autocallable Yield Optimization Notes we are offering. The initial price and trigger price for the Notes will be set on the trade date. The Notes will be issued in minimum denominations equal to the initial price. Coupons will be paid monthly in arrears in 12 equal installments (subject to the automatic call feature of the Notes).

Underlying Stock	Total Coupon Payable over the Term of the Notes*	Coupon Rate per Annum	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Western Refining, Inc.	13.25%	13.25%	$•	$•, which is 65% of the initial price	06742D572	US06742D5721

* Subject to an earlier automatic call.

Initial Issue Price[3]		Underwriting Discount		Proceeds to Barclays Bank PLC
Total	Per Note	Total	Per Note	Total	Per Note
$[•]	100%	$[•]	0.75%	$[•]	99.25%

(3) Our estimated value of the Notes on the trade date, based on our internal pricing models, is expected to be between 97.25% and 98.24% of the issue price of the Notes. The estimated value is expected to be less than the initial issue price of the Notes. See "Additional Information Regarding Our Estimated Value of the Notes" on page FWP-3 of this free writing prospectus.

You should carefully consider the risks described under "Key Risks" beginning on page FWP-8 and under "Risk Factors" beginning on page S-6 of the prospectus supplement before purchasing the Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. See "Additional Information about Barclays Bank PLC and the Securities" on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute Barclays Bank PLC's direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

UBS Financial Services Inc.Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Key Risks" herein and in "Risk Factors" in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms in the prospectus and prospectus supplement are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
♦	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to "Barclays," "Barclays Bank PLC," "we," "our" and "us" refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, "Notes" refers to the Trigger Autocallable Yield Optimization Notes that are offered hereby, unless the context otherwise requires.

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Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the trade date based on prevailing market conditions on the trade date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the trade date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the trade date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the trade date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after trade date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the trade date for a temporary period expected to be approximately 2 months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the "Key Risks" beginning on page FWP-8 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the trade date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their trade date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦You believe the final price of the underlying stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return potential is limited to the coupons paid on the Note.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦You are willing to hold securities that will be called on the earliest observation date on which the underlying stock closes at or above its initial price, or you are willing and able to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.

♦You are willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, and understand that, if Barclays Bank PLC defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You are not willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦You believe the final price of the underlying stock is likely to be below the trigger price, which could result in a total loss of your initial investment.

♦You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦You are unable or unwilling to hold securities that will be called on the earliest observation date on which the underlying stock closes at or above its initial price, or you are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page FWP-8 of this free writing prospectus as well as the ''Risk Factors'' beginning on page S-6 of the prospectus supplement for risks related to an investment in the Notes.

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Indicative Terms[1]
Issuer:	Barclays Bank PLC
Issue Price per Note:	Equal to 100% of the principal amount per Note.
Principal Amount per Note:	Equal to the initial price of the underlying stock.
Term[2]:	Approximately 12 months
Underlying Stock:	The common stock of Western Refining, Inc.
Call Feature:	The Notes will be called if the closing price of the underlying stock on any observation date is at or above the initial price. If the Notes are called, Barclays Bank PLC will pay on the applicable call settlement date a cash payment per Note equal to the principal amount plus pay the monthly coupon due on the coupon payment date that is also the call settlement date. No further amounts will be owed to you under the Notes.
Observation Dates[3]:	Quarterly, on October 21, 2013, January 21, 2014, April 21, 2014 and July 17, 2014 (the "final valuation date").
Call Settlement Dates:	The coupon payment date immediately following the applicable observation date, which will be two (2) business days following the applicable observation date; provided however, if the Notes are called on the final valuation date, the related call settlement date will be the maturity date.
Coupon Payment:	Coupon paid in arrears in 12 equal monthly installments based on the coupon rate per annum of 13.25%, regardless of the performance of the underlying stock, subject to an earlier automatic call.
1st Installment through 12th Installment:	1.1042%, subject to the automatic call feature of the Notes.
Trigger Price:	A percentage of the initial price of the underlying stock, as specified on the first page of this free writing prospectus.
Payment at Maturity (per Note):

➢If Notes are not called and the final price of the underlying stock is not below the trigger price on the final valuation date (i.e., the final price of the underlying stock is greater than or equal to the trigger price on the final valuation date), at maturity we will pay you an amount in cash equal to your principal amount, plus accrued and unpaid interest.

➢If the Notes are not called and the final price of the underlying stock is below the trigger price on the final valuation date, at maturity we will deliver to you one share of the underlying stock for each Note you own, plus accrued and unpaid interest.

The value of the shares of the underlying stock delivered at maturity, in the event the final price of the underlying stock is below the trigger price on the final valuation date, is expected to be less than your principal amount, and the shares may have no value at all.

Closing Price:	On any trading day, the last reported sale price (or in case of NASDAQ, the official closing price) of the underlying stock during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the underlying stock on the trade date.
Final Price:	The closing price of the underlying stock on the final valuation date.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	In the event that we make any change to the expected trade date and settlement date, the final valuation date and/or the maturity date will be changed to ensure that the stated term of the Notes remains the same.
[3]	Subject to postponement in the event of a market disruption event as described under "Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

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Investment Timeline

Trade Date	The closing price of the underlying stock (the initial price) is observed, the trigger price is determined.

Monthly (including at maturity if not previously called)	Barclays Bank PLC will pay you the applicable coupon payment.

Quarterly (including the Final Valuation Date)

The Notes will be called automatically if the closing price of the underlying stock on any quarterly observation date is equal to or greater than its initial price.

If the Notes are automatically called, Barclays Bank PLC will repay your principal amount plus pay the monthly coupon due on the coupon payment date that is also the call settlement date, and no further amounts will be owed to you.

Maturity Date

The final price is determined as of the final valuation date.

If the Notes are not called and the final price of the underlying stock is not below the trigger price on the final valuation date (i.e., the final price of the underlying stock is greater than or equal to the trigger price on the final valuation date), we will pay you an amount in cash equal to your principal amount.

If the Notes are not called and the final price of the underlying stock is below the trigger price on the final valuation date, we will deliver to you one share of the underlying stock for each Note you own.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Coupon Payment Dates

Subject to the automatic call feature of the Notes, coupons will be paid in arrears in twelve equal monthly installments on the coupon payment dates listed below. The record date for each coupon payment date will be the date that is one business day prior to the related coupon payment date.

August 23, 2013	February 24, 2014
September 23, 2013	March 24, 2014
October 23, 2013	April 23, 2014
November 25, 2013	May 23, 2014
December 23, 2013	June 23, 2014
January 23, 2014	July 23, 2014

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement. The following discussion supplements the discussion in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and Barclays hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument (the "Deposit") and a put option contract (the "Put Option") in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Deposit component — Because the Notes have a term greater than one year, amounts treated as interest on the Deposit would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes.

Put Option component — The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any underlying stock if you receive the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Underlying Stock	Coupon Rate per Annum	Deposit Interest Component per Annum	Put Option Premium Component per Annum
Common stock of Western Refining, Inc.	13.25%	•%	•%

Upon sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Deposit and the Put Option on the basis of the fair market values thereof on the date of sale or exchange. Except to the extent such gain or loss is attributable to accrued and unpaid interest with respect to the Deposit, any gain or loss recognized with respect to the Deposit would be capital gain or loss (and such gain or loss would be long-term to the extent that you have held the Note for more than one year) and the amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the Notes are automatically called, you should generally recognize no gain or loss with respect to the Deposit, and you should recognize the total Put Option premium received as short-term capital gain at that time.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument subject to special U.S. Treasury Regulations governing contingent debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. It is also possible that pursuant to some other characterization, the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement for a more detailed description of the tax treatment of your Notes.

In addition, the Internal Revenue Service Notice 2008-2 may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, Barclays intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement unless and until such time as some other treatment is more appropriate.

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Specified Foreign Financial Assets — Holders that are individuals (and, to the extent provided in future regulations, entities) may be required to disclose information about their Notes on IRS Form 8938 — "Statement of Specified Foreign Financial Assets" if the aggregate value of their Notes and their other "specified foreign financial assets" exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

3.8% Medicare Tax On "Net Investment Income" — U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their "net investment income," which may include the interest payments, any original issue discount, and any gain realized with respect to the Notes, to the extent that their net investment income, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Non-U.S. Holders — Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on such payments at a 30% rate, unless non-U.S. holders have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, Section 871(m) of the Internal Revenue Code requires withholding on certain payments that are contingent upon or determined by reference to the payment of a U.S.-source dividend. It is unclear whether Section 871(m) applies to payments on the Notes. We currently do not withhold for tax under Section 871(m) in respect of the Notes. However, final regulations under Section 871(m) have not yet been issued. If there is a material risk that Section 871(m) applies to the Notes, we may withhold 30% of all or a portion of any payment to a non-U.S. holder of a Note or may require the non-U.S. holder to provide certifications to avoid withholding or qualify for a reduced rate of withholding. Non-U.S. holders should consult their tax advisors regarding the potential application of Section 871(m) to payments on the Notes. Non-U.S. holders also will be subject to the general rules regarding information reporting and backup withholding as described under the heading "Certain U.S. Federal Income Tax Considerations — Information Reporting and Backup Withholding" in the accompanying prospectus supplement.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, please see the discussion in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement and consult your tax advisor.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes have not been called, Barclays Bank PLC will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the trigger price and only at maturity. If the Notes have not been called and the final price of the underlying stock is below the trigger price, Barclays Bank PLC will deliver to you one share of the underlying stock at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of underlying stock at maturity, the value of the stock is expected to be significantly less than the principal amount of the Notes, and the stock may have no value at all.
♦	Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a Note's underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is a fixed percentage, the underlying stock's volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the trigger price.
♦	Reinvestment risk — If your Notes are called early, the holding period over which you would receive the per annum coupon rate could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to the maturity date.
♦	Your return potential on the Notes is expected to be limited to the coupons paid on the Notes — The return potential of the Notes is limited to the pre-specified per annum coupon rate, regardless of any appreciation of the underlying stock. If the Notes are called on any observation date, you will not participate in any of the underlying stock's appreciation and your return will be limited to the coupons received up to and including the applicable call settlement date. If the Notes have not been called and the closing price of the underlying stock on the final valuation date is greater than or equal to the trigger price, Barclays Bank PLC will pay you the principal amount of your Notes in cash at maturity. If the Notes have not been called and the closing price of the underlying stock on the final valuation date is less than the trigger price, Barclays Bank PLC will deliver to you shares of the underlying stock at maturity, which is expected to be worth less than the principal amount as of the maturity date and may result in a loss of your entire investment. Therefore, you may be subject to the decline in the price of the underlying stock even though you cannot participate in any of the underlying stock's appreciation and, as a result, any positive return on the Notes is expected to be limited to the coupons paid on the Notes and may be less than a return on a direct investment in the underlying stock. Further, if the Notes are called prior to maturity pursuant to the automatic call feature, you will not receive coupons or any other payment in respect of any coupon payment dates after the applicable call settlement date. Because the Notes could be called as early as the first observation date, the total return on the Notes could be minimal.

FWP-8

♦	Credit of Issuer — The Notes are unsubordinated and unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
♦	Single stock risk — The price of an underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying stock.
♦	Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Notes. We and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of 0.75% per Note to the principals, agents and dealers in connection with the distribution of the Notes.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
♦	Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.
♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events and the creditworthiness of Barclays Bank PLC.
♦	Potential Barclays Bank PLC impact on market price of underlying stock — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of the Notes.
♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Antidilution adjustments — For certain corporate events affecting the underlying stock, the calculation agent may make adjustments to the number of shares of the underlying stock that may be delivered at maturity and the trigger price for the underlying stock. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus, the prospectus supplement or the applicable pricing supplement as necessary to achieve an equitable result.
♦	In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the underlying stock — Following certain corporate events relating to the issuer of the underlying stock where such issuer is not the surviving entity, the determination of whether the Notes will be automatically called, and if not, your return on the Notes paid by Barclays Bank PLC at maturity may be based on the common stock of a successor to the underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" of the prospectus supplement.

FWP-9

Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity Barclays Bank PLC will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events).
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled ''What Are the Tax Consequences of the Notes?'' and the section entitled ''Certain U.S. Federal Income Tax Considerations'' on page S-132 of the accompanying prospectus supplement and consult your tax advisor about your tax situation.
♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the trade date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.
♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the trade date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.
♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the trade date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions' pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.
♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and maybe lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.
♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the trade date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the trade date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see "Additional Information Regarding Our Estimated Value of the Notes" on page FWP- 3 for further information.
♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

FWP-10

Hypothetical Examples

The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any underlying stock relative to its initial price. We cannot predict the closing price of the underlying stock on any day during the term of the Notes, including on the observation dates. You should not take these examples as an indication or assurance of the expected performance of the underlying stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The following examples and table illustrate the payment at maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term:	Approximately 12 months (unless called earlier)
Coupon rate per annum**:	13.25% per annum (or $0.3231 per monthly period)
Hypothetical initial price of the underlying stock:	$29.26 per share
Hypothetical trigger price:	$19.02 (65% of the hypothetical initial price)
Principal amount:	$29.26 per Note

*	May not be the actual initial price or trigger price applicable to the Notes. The initial price and trigger price for the Notes will be determined on the trade date.
**	Coupon payment will be paid in arrears in 12 equal monthly installments during the term of the Notes on an unadjusted basis (unless earlier called).

The examples below and the return table on the following page are purely hypothetical. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the final price of the underlying stock is below the specified trigger price and (c) how the total return on the Notes may be less than the total return on a direct investment in the underlying stock in certain scenarios. The "total return" as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $29.26 principal amount per Note (hypothetical) to the $29.26 issue price (hypothetical). The actual principal amount per Note and the issue price will be equal to the initial price of the underlying stock, which will be determined on the trade date.

Example 1 — Notes are Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$40.00

Closing price of underlying stock at or above initial price, Notes are called. Issuer repays principal plus pays monthly coupon payment of $0.3231 on call settlement date. The Issuer has already made 2 monthly coupon payments of $0.3231 each by the first observation date.

Total Payment (per Note):		Payment on Call Settlement Date:	$29.5831($29.26 + $0.3231)
		Prior Coupons:	$0.6462 ($0.3231× 2)
		Total:	$30.2293
		Total Return on each $29.26 investment in the Notes:	3.3125%

Because the Notes are called on the first observation date, the Issuer will pay on the call settlement date a cash payment equal to the principal amount plus the monthly coupon due on the coupon payment date that is also the call settlement date. When added to the coupon payments of $0.6462 received on previous coupon payment dates, the Issuer will have paid a total of $30.2293 per Note for a 3.3125% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are Called on the Final Valuation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$27.00	Closing price of underlying stock below initial price, Notes are not called.
Second Observation Date	$28.00	Closing price of underlying stock below initial price, Notes are not called.
Third Observation Date	$29.00	Closing price of underlying stock below initial price, Notes are not called.
Fourth Observation Date (the Final Valuation Date)	$45.00

Closing price of underlying stock at or above initial price, Notes are called. Issuer repays principal plus pays monthly coupon payment of $0.3231 on call settlement date, which is also the maturity date. The Issuer has already made 11 monthly coupon payments of $0.3231 each by the final valuation date.

Total Payment (per Note):		Payment on Call Settlement Date:	$29.5831 ($29.26 + $0.3231)
		Prior Coupons:	$3.5541 ($0.3231 × 11)
		Total:	$33.1370
		Total Return on each $29.26 investment in the Notes:	13.25%

Because the Notes are called on the final observation date (which is the final valuation date), the Issuer will pay on the call settlement date (which is the maturity date) a cash payment equal to the principal amount plus the monthly coupon due on the coupon payment date that is also the call settlement date. When added to the coupon payments of $3.5541 received on previous coupon payment dates, the Issuer will have paid a total of $33.1370 per Note for a 13.25% total return on the Notes.

FWP-11

Example 3 — Notes are Not Called and the Final Price is Not Below the Trigger Price

Date	Closing Price	Payment (per Note)
First Observation Date	$29.00	Closing price of underlying stock below initial price, Notes are not called.
Second Observation Date	$28.00	Closing price of underlying stock below initial price, Notes are not called.
Third Observation Date	$27.00	Closing price of underlying stock below initial price, Notes are not called.
Fourth Observation Date (the Final Valuation Date)	$26.00

Closing price of underlying stock below initial price, Notes are not called. Final price is above the trigger price, Issuer repays principal plus pays monthly coupon payment of $0.3231 on the final coupon payment date, which is also the maturity date. The Issuer has already made 11 monthly coupon payments of $0.3231 each by the final valuation date.

Total Payment (per Note):		Payment at Maturity:	$29.5831 ($29.26 + $0.3231)
		Coupons:	$3.5541 ($0.3231 × 11)
		Total:	$33.1370
		Total Return on each $29.26 investment in the Notes:	13.25%

Because the Notes are not called on any observation date and the final price of the underlying stock is not below the trigger price, the Issuer will pay on the maturity date a cash payment equal to the principal amount plus the monthly coupon due on the coupon payment date that is also the maturity date. When added to the coupon payments of $3.5541 received on previous coupon payment dates, the Issuer will have paid a total of $33.1370 per Note for a 13.25% total return on the Notes.

Example 4 — Notes are Not Called and the Final Price is Below the Trigger Price

Date	Closing Price	Payment (per Note)
First Observation Date	$29.00	Closing price of underlying stock below initial price, Notes are not called.
Second Observation Date	$26.00	Closing price of underlying stock below initial price, Notes are not called.
Third Observation Date	$27.00	Closing price of underlying stock below initial price, Notes are not called.
Fourth Observation Date (the Final Valuation Date)	$14.06

Closing price of underlying stock below initial price, Notes are not called. Final price is below trigger price, Issuer delivers the share delivery amount (with fractional shares paid in cash) plus pays monthly coupon payment of $0.3231 on the final coupon payment date, which is also the maturity date. The Issuer has already made 11 monthly coupon payments of $0.3231 each by the final valuation date.

Total Payment (per Note):		Value of share received (as of final valuation date*):	$14.06
		Coupons:	$3.8770 ($0.3231× 12)
		Total:	$17.9370
		Total Return on each $29.26 investment in the Notes:	-38.70%

Because the Notes are not called on any observation date and the final price of the underlying stock is below the trigger price, the Issuer will deliver to you at maturity one share of the underlying stock for every Note you hold.

*	The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date, rather than the final valuation date, and is expected to be worth less than the principal amount or may have no value at all.

FWP-12

Hypothetical Return Table of the Notes at Maturity

The table below assumes that the Notes are not called at any time during the term of the Notes prior to the final valuation date pursuant to the automatic call feature and is based on the following additional assumptions*:

Term:	Approximately 12 months
Coupon rate per annum**:	13.25% per annum (or $0.3231 per monthly period)
Hypothetical initial price:	$29.26 per share
Hypothetical trigger price:	$19.02 (65.00% of the hypothetical initial price)
Principal amount:	$29.26 per Note
Hypothetical dividend yield on the underlying stock***:	1.60% per annum

*	Terms may not be the actual initial price or trigger price applicable to the Notes. The actual initial price and trigger price for the Notes will be determined on the trade date.
**	Coupon payment will be paid in arrears in 12 equal monthly installments during the term of the Notes on an unadjusted basis (unless earlier called).
***	Dividend yield assumed received by holders of the underlying stock during the term of the Notes. The actual dividend yield for the underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Underlying Stock			No Previous Automatic Call and Trigger Event Does Not Occur(1)		No Previous Automatic Call and Trigger Event Occurs(2)
Final Price(3)	Stock Price Return	Total Return on the Underlying Stock at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)
$43.89	50.00%	51.60%	$33.14	13.25%	n/a	n/a
$42.43	45.00%	46.60%	$33.14	13.25%	n/a	n/a
$40.96	40.00%	41.60%	$33.14	13.25%	n/a	n/a
$39.50	35.00%	36.60%	$33.14	13.25%	n/a	n/a
$38.04	30.00%	31.60%	$33.14	13.25%	n/a	n/a
$36.58	25.00%	26.60%	$33.14	13.25%	n/a	n/a
$35.11	20.00%	21.60%	$33.14	13.25%	n/a	n/a
$33.65	15.00%	16.60%	$33.14	13.25%	n/a	n/a
$32.19	10.00%	11.60%	$33.14	13.25%	n/a	n/a
$30.72	5.00%	6.60%	$33.14	13.25%	n/a	n/a
$29.26	0.00%	1.60%	$33.14	13.25%	n/a	n/a
$27.80	-5.00%	-3.40%	$33.14	13.25%	n/a	n/a
$26.33	-10.00%	-8.40%	$33.14	13.25%	n/a	n/a
$24.87	-15.00%	-13.40%	$33.14	13.25%	n/a	n/a
$23.41	-20.00%	-18.40%	$33.14	13.25%	n/a	n/a
$21.95	-25.00%	-23.40%	$33.14	13.25%	n/a	n/a
$20.48	-30.00%	-28.40%	$33.14	13.25%	n/a	n/a
$19.02	-35.00%	-33.40%	$33.14	13.25%	n/a	n/a
$17.56	-40.00%	-38.40%	n/a	n/a	$21.43	-26.75%
$16.09	-45.00%	-43.40%	n/a	n/a	$19.97	-31.75%
$14.63	-50.00%	-48.40%	n/a	n/a	$18.51	-36.75%
$13.17	-55.00%	-53.40%	n/a	n/a	$17.04	-41.75%
$11.70	-60.00%	-58.40%	n/a	n/a	$15.58	-46.75%
$10.24	-65.00%	-63.40%	n/a	n/a	$14.12	-51.75%
$8.78	-70.00%	-68.40%	n/a	n/a	$12.65	-56.75%

(1)	A trigger event does not occur if the final price of the underlying stock is not below the trigger price.
(2)	A trigger event occurs if the final price of the underlying stock is below the trigger price.
(3)	The final price is as of the final valuation date, if the final price of the underlying stock is not below the trigger price. If the final price of the underlying stock is below the trigger price, the final stock price is as of the final valuation date and the maturity date. The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.
(4)	The total return at maturity on the underlying stock assumes a 1.60% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(6)	The actual value of the payment consists of the market value of a share of the underlying stock, valued and delivered as of the maturity date, plus the coupon payments received during the term of the Notes.
(7)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.

FWP-13

Information about the Underlying Stock

We urge you to read the following section in the accompanying prospectus supplement: "Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information". Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the "Exchange Act," are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing the underlying stock can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the company issuing the underlying stock comes from the issuer's SEC filings. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer's annual report) to obtain an understanding of the issuer's business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer. We have not undertaken any independent review or due diligence of the SEC filings of the company issuing the underlying stock or of any other publicly available information regarding such issuer.

Western Refining, Inc.

According to publicly available information, Western Refining, Inc. (the "Company") is an independent crude oil refiner and marketer of refined products.  The Company operates two refineries and related refined product distribution terminals and asphalt terminals. At the refineries, the Company refines crude oil and other feedstocks into refined products such as gasoline, diesel fuel, jet fuel, and asphalt. The Company markets refined products to a customer base that includes wholesale distributors and retail chains. The Company's wholesale group distributes gasoline, diesel fuel, and lubricant products. The Company's retail group operates retail stores that sell gasoline, diesel fuel, and convenience store merchandise.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32721, or its CIK Code: 0001339048. The Company's common stock is listed on the New York Stock Exchange under the ticker symbol "WNR.".

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company's SEC filings or of any other publicly available information regarding the Company.

Historical Information

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We have not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008		$24.83	$13.07	$13.47
4/1/2008	6/30/2008		$15.77	$7.96	$11.84
7/1/2008	9/30/2008		$12.83	$6.57	$10.11
10/1/2008	12/31/2008		$10.05	$4.73	$7.76
1/2/2009	3/31/2009		$13.78	$8.15	$11.94
4/1/2009	6/30/2009		$15.43	$6.75	$7.06
7/1/2009	9/30/2009		$7.80	$5.57	$6.45
10/1/2009	12/31/2009		$6.94	$4.49	$4.71
1/4/2010	3/31/2010		$5.73	$4.17	$5.50
4/1/2010	6/30/2010		$5.82	$4.45	$5.03
7/1/2010	9/30/2010		$5.40	$4.11	$5.24
10/1/2010	12/31/2010		$10.62	$5.16	$10.58
1/3/2011	3/31/2011		$18.03	$10.23	$16.95
4/1/2011	6/302011		$19.08	$14.82	$18.07
7/1/2011	9/30/2011		$21.44	$12.46	$12.46
10/3/2011	12/30/2011		$18.13	$11.20	$13.29
1/3/2012	3/30/2012		$20.07	$13.98	$18.82
4/2/2012	6/30/2012		$22.27	$17.51	$22.27
7/2/2012	9/28/2012		$27.97	$22.11	$26.18
10/1/2012	12/31/2012		$31.04	$23.96	$28.19
1/2/2013	3/28/2013		$38.82	$26.94	$35.41
4/1/2013	6/30/2013		$34.99	$26.89	$28.07
7/1/2013	7/12/2013	*	$29.26	$26.51	$29.26

*	As of the date of this free writing prospectus, information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 12, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2013.

FWP-14

The graph below illustrates the performance of the Company's common stock from January 2, 2008 through July 12, 2013, based on information from Bloomberg. The dotted line represents the hypothetical trigger price of $19.02, equal to 65% of the closing price on July 12, 2013. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 65% of the closing price of the Company's common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the "Agents", and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

FWP-15